Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Logitech Posts Q2 Results

FREMONT, Calif., Oct. 20, 2008 and ROMANEL-SUR-MORGES, Switzerland, Oct. 21, 2008 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the second quarter of Fiscal Year 2009. Sales for Q2 were a record $665 million, up 12 percent from $595 million in the same quarter last year. Operating income was $80 million, essentially unchanged from the same quarter a year ago. Net income was $72 million ($0.39 per share) compared to Q2 FY 2008 net income of $12 million ($0.06 per share), which included an impairment loss of $67.4 million ($0.36 per share) on the value of short-term investments. Gross margin for the second quarter was 34.3 percent compared to 36.3 percent in Q2 FY 2008.

Logitech’s retail sales for Q2 grew by 5 percent year over year, increasing by 35 percent in Asia and 8 percent in EMEA and decreasing by 11 percent in the Americas. Harmony® remotes (up 17%) and pointing devices (up 16%) were the best-performing categories in retail and video sales grew for the third consecutive quarter (up 9%). OEM sales grew by 56 percent, reflecting exceptionally strong demand for microphones for console gaming.

“We are pleased to deliver double-digit revenue growth in what has become an increasingly challenging environment,” said Gerald P. Quindlen, Logitech president and chief executive officer. “The strong growth in Asia and OEM, as well as in pointing devices and Harmony remotes, underscores the resilience of our geographic and category diversification. The decline in our gross margin was primarily due to the combination of higher input costs and the mix between retail and OEM sales.

“Given the pervasive economic uncertainty, both in North America and Europe, we are tempering our outlook for growth for Fiscal 2009. We remain bullish on the opportunities across all our product categories and we believe we are well positioned to return to annual growth in the mid-teens when conditions improve.”

Outlook

For Fiscal Year 2009, ending March 31, 2009 the Company now expects growth of 6-8 percent in sales and 3-5 percent in operating income, revised from the original target of 15 percent growth for both. The Company continues to expect FY 2009 gross margin to be above its long-term target range of 32-34 percent. Logitech expects its effective tax rate for the year to be approximately 12 percent.

Earnings Teleconference

Logitech will hold an earnings teleconference on Oct. 21, 2008 at 14:30 Central European Summer Time/8:30 a.m. Eastern Daylight Time/5:30 a.m. Pacific Daylight Time to discuss these results as well as the Company’s outlook. A live webcast and replay of the teleconference, including presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding revised expected sales and operating income growth, gross margin and effective tax rate for Fiscal Year 2009, and an expected return to mid-teens annual growth when conditions improve. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual performance and results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include the depth and length of the current deterioration of general economic conditions, which could lead to significantly reduced consumer demand for our products, the financial distress or bankruptcy of a number of our suppliers and customers, and other adverse consequences, which could significantly harm our operating results; if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; consumer demand for our products, particularly our newly introduced products, and our ability to accurately forecast it; if we fail to introduce new products in a timely manner at the product cost we expect; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; as well as those additional factors set forth in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and our Quarterly Reports on Form 10-Q, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Net sales	$664,707	$595,490
Cost of goods sold	436,633	379,536

Gross profit	228,074	215,954

% of net sales	34.3%	36.3%
Operating expenses:
Marketing and selling	84,740	76,463
Research and development	33,351	30,939
General and administrative	29,620	28,149

Total operating expenses	147,711	135,551

Operating income	80,363	80,403
Interest income, net	2,775	3,925
Other income, net	(853)	(65,023)

Income before income taxes	82,285	19,305
Provision for income taxes	9,974	7,743

Net income	$72,311	$11,562

Shares used to compute net income per share:
Basic	178,630	181,459
Diluted	183,509	188,293
Net income per share:
Basic	$0.41	$0.06
Diluted	$0.39	$0.06

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Net sales	$1,173,418	$1,025,027
Cost of goods sold	771,772	664,287

Gross profit	401,646	360,740

% of net sales	34.2%	35.2%
Operating expenses:
Marketing and selling	162,020	141,250
Research and development	66,610	59,704
General and administrative	62,929	55,471

Total operating expenses	291,559	256,425

Operating income	110,087	104,315
Interest income, net	5,327	7,463
Other income, net	(292)	(63,704)

Income before income taxes	115,122	48,074
Provision for income taxes	13,505	10,958

Net income	$101,617	$37,116

Shares used to compute net income per share:
Basic	178,835	181,630
Diluted	184,154	188,699
Net income per share:
Basic	$0.57	$0.20
Diluted	$0.55	$0.20

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	September 30, 2008	March 31, 2008	September 30, 2007
Current assets
Cash and cash equivalents	$455,231	$482,352	$265,388
Short term investments	3,418	3,940	101,181
Accounts receivable	467,499	373,619	425,052
Inventories	323,673	245,737	263,396
Other current assets	68,138	60,668	62,437

Total current assets	1,317,959	1,166,316	1,117,454
Property, plant and equipment	105,244	104,461	97,414
Intangible assets
Goodwill	218,776	194,383	186,577
Other intangible assets	31,460	21,730	16,484
Other assets	39,072	40,042	32,946

Total assets	$1,712,511	$1,526,932	$1,450,875

Current liabilities
Accounts payable	$404,356	$287,001	$340,786
Accrued liabilities	168,627	156,094	161,613

Total current liabilities	572,983	443,095	502,399
Other liabilities	126,345	123,793	99,505

Total liabilities	699,328	566,888	601,904
Shareholders’ equity	1,013,183	960,044	848,971

Total liabilities and shareholders’ equity	$1,712,511	$1,526,932	$1,450,875

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$101,617	$37,116
Non-cash items included in net income:
Depreciation	22,501	20,002
Amortization of other intangible assets	3,470	2,437
Share-based compensation expense related to options and purchase rights	11,710	9,935
Write-down of investments	978	67,419
Excess tax benefits from share-based compensation	(6,032)	(8,285)
Loss (gain) on cash surrender value of life insurance policies	363	(567)
Deferred income taxes and other	3,434	(824)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(98,604)	(103,992)
Inventories	(82,846)	(40,810)
Other assets	(15,298)	(4,938)
Accounts payable	120,004	120,026
Accrued liabilities	22,110	15,297

Net cash provided by operating activities	83,407	112,816

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,047)	(29,917)
Purchases of short-term investments	—	(379,793)
Sales of short-term investments	—	425,879
Proceeds from sale of investment	—	11,308
Acquisitions, net of cash acquired	(31,832)	—
Premiums paid on cash surrender value life insurance policies	(427)	(238)

Net cash provided by (used in) investing activities	(57,306)	27,239

Cash flows from financing activities:
Repayment of short-term debt	—	(11,739)
Purchases of treasury shares	(76,017)	(93,562)
Proceeds from sale of shares upon exercise of options and purchase rights	22,355	25,324
Excess tax benefits from share-based compensation	6,032	8,285

Net cash used in financing activities	(47,630)	(71,692)

Effect of exchange rate changes on cash and cash equivalents	(5,592)	828

Net increase (decrease) in cash and cash equivalents	(27,121)	69,191
Cash and cash equivalents at beginning of period	482,352	196,197

Cash and cash equivalents at end of period	$455,231	$265,388

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Quarter Ended September 30,		Six Months Ended September 30,
Reconciliation of GAAP to non-GAAP Financial Measures	2008	2007	2008	2007
GAAP net income	$72,311	$11,562	$101,617	$37,116
Adjustments:
Impairment loss on short-term investments	403	67,419	978	67,419

Non-GAAP net income	$72,714	$78,981	$102,595	$104,535

GAAP net income per share:
Basic	$0.41	$0.06	$0.57	$0.20
Diluted	$0.39	$0.06	$0.55	$0.20
Impairment loss on short-term investments, net of realized gain per share
Basic	$0.00	$0.38	$0.01	$0.38
Diluted	$0.00	$0.36	$0.01	$0.36
Non-GAAP net income per share:
Basic	$0.41	$0.44	$0.58	$0.58
Diluted	$0.39	$0.42	$0.56	$0.56

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S.Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of the impact on Other Income of the impairment loss related to other-than-temporary declines in fair value of short-term investments during the three and six months ended September 30, 2008 and 2007. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended September 30,		Six Months Ended September 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2008	2007	2008	2007
Depreciation	$11,906	$11,176	$22,501	$20,002
Amortization of other acquisition-related intangibles	1,865	1,219	3,470	2,437
Operating income	80,363	80,403	110,087	104,315
Operating income before depreciation and amortization	94,134	92,798	136,058	126,754
Capital expenditures	14,419	9,945	25,047	29,917
Net sales by channel:
Retail	$544,216	$518,441	$983,384	$887,668
OEM	120,491	77,049	190,034	137,359

Total net sales	$664,707	$595,490	$1,173,418	$1,025,027

Net sales by product family:
Retail - Pointing Devices	$180,466	$155,490	$327,845	$265,143
Retail - Keyboards & Desktops	108,694	114,500	202,628	196,089
Retail - Audio	116,812	123,628	200,030	216,694
Retail - Video	70,290	64,469	127,478	111,744
Retail - Gaming	39,030	35,726	69,540	57,928
Retail - Remotes	28,924	24,628	55,863	40,070
OEM	120,491	77,049	190,034	137,359

Total net sales	$664,707	$595,490	$1,173,418	$1,025,027

	Quarter Ended		Six Months Ended
Stock-based Compensation Expense for	September 30,		September 30,
Employee Stock Options and Employee Stock Purchases	2008	2007	2008	2007
Cost of goods sold	$669	$636	$1,400	$1,340
Marketing and selling	1,989	1,699	3,838	3,645
Research and development	1,147	741	2,109	1,507
General and administration	2,018	1,415	4,364	3,443
Income tax benefit	(1,241)	(1,662)	(2,198)	(2,631)

Total stock-based compensation expense after income taxes	$4,582	$2,829	$9,513	$7,304

Stock-based compensation expense for employee stock options and employee stock purchases, net of tax, per share (diluted)	$0.02	$0.02	$0.05	$0.04